Exhibit 99.1

Deepwater Offshore Oil and Gas Specialist Deep Down Reports

Q3 Results and Hosts Investor Call November 8 at 10am ET

Houston, TX – November 7, 2018 – Deep Down, Inc. (OTCQX: DPDW), a specialist in deepwater oil and gas production and distribution equipment and services, today reported results for its third quarter ended September 30, 2018 (Q3’18). Deep Down will hold a conference call on November 8th at 10:00 am ET to review its results and discuss its business outlook (details below).

Deep Down at a Glance:

Share Price†:	$0.88	Cash & Short-term investments*:	$4.7M
52-Week Range†:	$0.67 - $1.00	Book Value*:	$20.7M
Shares Out*:	13.7M	Price / Book Value†:	0.57x
Market Cap†:	$12.1M	TTM Revenue*:	$16.7M
* at 9/30/18 † at 11/06/18

Ronald E. Smith, CEO, stated, “We continue to see growth on a global basis in the number of large scale, offshore oil and gas projects being planned that will require the kind of specialized deep water offshore expertise, equipment and services Deep Down provides. Unfortunately, the pace of activity on these projects has proven more cautious than we had anticipated, negatively impacting our fiscal 2018 results while improving our medium to long-term outlook.

“Fortunately, a growing number of customers have come to understand and appreciate our unique expertise and capabilities, and recognize the value we bring to both specialized and routine offshore projects. In particular, we recently stepped up our pace of engagement in West Africa where we are in the final stages of establishing a joint venture with a local entity. This effort is in response to increasing local content requirements that require projects to be awarded to in-country entities. We are cautiously optimistic regarding this venture’s potential to secure significant business in the region in 2019 and beyond.

"Based on the growing pipeline of offshore projects, combined with our expanded business development efforts in Africa, Latin America and Asia, we are very confident in Deep Down’s outlook for growth over the next few years. However, in response to the more modest pace of industry activity we have been experiencing, Deep Down has been proactive in managing our overhead and pace of investment in order to preserve cash and deliver improving bottom-line performance."

Operating Results

Q3’18 revenues increased to $3.9 million compared to $3.5 million in Q3’17, principally due to work on a larger number of projects than in the comparable period.

Additionally, due to increased revenues from higher margin service projects, gross margin increased to 40% in Q3’18 compared to 30% in Q3’17, and Q3’18 gross profit increased to $1.5 million, compared to $1.0 million in Q3’17.

Selling, general and administrative expenses declined 5% to $2.1 million in Q3’18, compared to $2.3 million in Q3’17, principally reflecting the benefit of cost containment measures enacted the past few quarters. Deep Down believes the full benefit of its overhead reductions are now fully reflected in the current business model.

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Deep Down reported modified EBITDA of negative $317,000 in Q3’18 compared to modified EBITDA of negative $863,000 in Q3’17.

Deep Down reported a net loss of $649,000 in Q3’18, or $0.05 per basic share, compared to a net loss of $734,000, or $0.05 per basic share, in Q3’17, with the improvement due primarily to higher revenues and gross margin as well as the benefit of lower expenses. Per share results are based on 13.7 million and 14.7 million weighted average shares outstanding in Q3’18 and Q3’17 respectively, with the decrease reflecting share repurchase activity in prior periods.

At September 30, 2018, Deep Down had working capital of $7.3 million, including cash and short-term investments of $4.7 million, and total shareholders’ equity of $20.7 million.

Charles Njuguna, CFO, commented, “We feel we’ve found the right balance in our staffing levels and spending, as reflected in our recent financial results. We will continue to closely manage our cash position and expense levels as we progress toward the expanded levels of industry activity that we anticipate. We are also cognizant of broad-based consolidation in the oilfield services industry and continue to conscientiously study the merits of teaming or partnering with other industry participants, to elevate our access to potential business opportunities.

“We remain focused on preserving a strong financial position, including a healthy level of cash and short-term investments, which grew by $1.3 million from Q2’18 to Q3’18. At the same time, we believe our current share price is very attractive. In light of our strong cash position, we have recently commenced stock repurchases, pursuant to the $1 million common stock repurchase program authorized on March 26, 2018. Based on our business outlook, the strength of our financial and cash position, and limitations placed on repurchase activity relative to our daily trading volume, we expect to make modest additional repurchases as possible.

Mr. Njuguna, added, “Based on our results to date and the anticipated pace of business over the remainder of 2018, we now expect that our full year 2018 revenue will fall below the level achieved in 2017, with a corresponding impact on our bottom-line results, mitigated by our cost containment efforts.”

Conference Call Details:

Call Dial-in:	877-303-6187 or 678-894-3073 Int’l – Call ID: 5059477

Webcast / Replay URL:	Deep Down Webcast or
https://edge.media-server.com/m6/p/bx9tg6xr

Call Replay:	855-859-2056 or 404 537-3406 Int’l – Call ID: 5059477
Available through November 15, 2018

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Follow us on:	InvestorsHangout.com:	Deep Down

	Twitter:	@DeepDownIR

Investor Relations:

Catalyst IR

Chris Eddy or Tanya Kamatu

212-924-9800

dpdw@catalyst-ir.com

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sep 30,		Sep 30,
	2018	2017	2018	2017
(In thousands, except per share amounts)
Revenues	$3,912	$3,470	$11,722	$14,458
Cost of sales	2,364	2,436	7,389	8,117
Gross profit	1,548	1,034	4,333	6,341
Total operating expenses	2,202	2,343	5,992	7,233
Operating loss	(654)	(1,309)	(1,659)	(892)
Total other income	10	580	467	714
Loss before income taxes	(644)	(729)	(1,192)	(178)
Income tax expense	(5)	(5)	(15)	(15)
Net loss	$(649)	$(734)	$(1,207)	$(193)
Net loss per share, basic and diluted	$(0.05)	$(0.05)	$(0.09)	$(0.01)
Weighted-average shares outstanding, basic and diluted	13,648	14,695	13,507	15,074

Modified EBITDA data:
Net loss	$(649)	$(734)	$(1,207)	$(193)
Deduct gain on sales of assets	–	(559)	(439)	(574)
Deduct interest income, net	(10)	(21)	(28)	(46)
Add depreciation and amortization	332	412	1,059	1,204
Add back income tax expense, net	5	5	15	15
Add back share-based compensation	5	34	15	101
Modified (EBITDA Loss) EBITDA	$(317)	$(863)	$(585)	$507

Cash flow data:
Cash provided by (used in):
Operating activities			$(11)	$208
Investing activities			(224)	(1,244)
Financing activities			(7)	(1,474)

	9/30/18	12/31/17
Balance sheet data:
Cash	$3,697	$3,939
Short term investment (certificate of deposit)	1,032	1,017
Current assets	9,026	10,325
Current liabilities	1,729	2,123
Working capital	7,297	8,202
Total assets	22,435	23,970
Total debt	60	–
Total liabilities	1,780	2,123
Stockholders' equity	20,655	21,847

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